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                                                                 EXHIBIT (4)(iv)


                     [AMERICAN GENERAL ANNUITY LETTERHEAD]


                  GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT

This Endorsement modifies the Contract to which it is attached. In case of conflict with any provision in the Contract, the provisions of this Endorsement will control.

1. GUARANTEED MINIMUM INCOME BENEFIT (GMIB): This Endorsement provides Owners purchasing this Endorsement with a minimum level of income in the future by guaranteeing a Minimum Annuitization Value after a Waiting Period, described below, regardless of Contract Value performance.

2. GENERAL PROVISIONS: Owners may select this Endorsement subject to the following conditions:

         a.       It may be elected only at the time of Contract issue;

         b. It may not be selected for Contracts with an Owner, including Joint Owner, or an Annuitant age 80 or older on the Issue Date; and

         c. ELECTION OF THIS RIDER IS IRREVOCABLE. IT MAY ONLY BE CANCELLED OR TERMINATED AS PROVIDED IN THE TERMINATION PROVISION BELOW.

3. MINIMUM ANNUITIZATION VALUE: On the Issue Date, the Minimum Annuitization Value is equal to the value of the Initial Purchase Payment plus Bonus, if any, made to the Contract. Thereafter, the Minimum Annuitization Value will be the greater of B or the accumulated value of A below, credited with interest each day at an Annual Effective Growth Rate set forth on the Contract Schedule until the termination of this Endorsement, where:

         A is:

         i. The value of the Initial Purchase Payment plus Bonus, if any, made to the Contract on the Issue Date; plus

         ii. Any additional Purchase Payments (plus Bonuses) made within the first [5] Contract Years; minus

         iii. The amount of any partial withdrawals or other distributions from the Contract (not including any deduction for any Contract charges); and

         B is the highest Step-Up Value prior to the date the Owner elects to exercise this Endorsement. The Step-Up Value is equal to:

         i. The greatest Contract Value on any prior Contract Anniversary, plus;

         ii. Any additional Purchase Payments (plus Bonuses) made both after such Contract Anniversary and within the first [5] Contract Years; minus



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         iii.     The amount of any partial withdrawals or other distributions from the Contract (not including any Contract charges) made after such Contract Anniversary.

         THE MINIMUM ANNUITIZATION VALUE IS USED SOLELY FOR THE PURPOSE OF CALCULATING THE GUARANTEED MINIMUM INCOME BENEFIT AND DOES NOT ESTABLISH OR GUARANTEE A CONTRACT VALUE, CASH SURRENDER VALUE OR A MINIMUM RETURN FOR ANY INVESTMENT OPTION.

4. CONDITIONS TO EXERCISE THE ENDORSEMENT: Owners may exercise this Endorsement subject to the following conditions:

         a. The Owner may not exercise the GMIB prior to the end of the Waiting Period. The Waiting Period and the Owner's First Exercise Date are shown on the Contract Schedule.

         b. The Owner must exercise the GMIB on any Contract Anniversary or within the 30-day period immediately following any Contract Anniversary, after the end of the Waiting Period. If the Owner annuitizes at any other time, the GMIB will not apply.

         c. The Owner must exercise the GMIB no later than within the 30-day period immediately following the Last Exercise Date shown on the Contract Schedule.

         Owners will receive benefits under this Endorsement only if they choose to annuitize under the GMIB conditions set forth above. If Owners choose to exercise this Endorsement, the Company will use the Owner's Minimum Annuitization Value, less any applicable premium tax, not the Owner's current Annuity Value, to determine the amount of the Annuity Payments under the Endorsement.

5. ANNUITY OPTIONS AVAILABLE ON EXERCISE OF GMIB: Only the Annuity Options B or C, which provide for a Life Annuity or Joint and Survivor Annuity with at least a period certain of [10] years, may be selected upon the exercise of this Guaranteed Minimum Income Benefit Endorsement.

         In addition, only the minimum guaranteed Annuity Tables contained in the Contract will be used to determine the GMIB under this Endorsement. The payments provided under this Endorsement may therefore be less than those provided under the standard annuitization provisions contained in the section of the Contract captioned "ANNUITY PROVISIONS". In this event, the Company will make payments provided under the Contract's standard annuitization provisions.

6. CHARGE FOR GUARANTEED MINIMUM INCOME BENEFIT: There is a charge for this Endorsement. This charge compensates the Company for the risks



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         it assumes in providing the Guaranteed Minimum Income Benefit. This
         Guaranteed Minimum Income Benefit Charge is set forth on the Contract Schedule.

7. UNIT VALUE CALCULATION: Paragraph C in the section of the Contract captioned "SEPARATE ACCOUNT PROVISIONS - NET INVESTMENT FACTOR" is hereby deleted in its entirety and replaced with the following:

                  C is the factor representing the cumulative per share charges for the Mortality and Expense Risk Charge, the Administrative Charge, the Guaranteed Minimum Income Benefit Charge and for any asset-based charges that may be described in any Contract Endorsements shown on the Contract Schedule.

8.       TERMINATION:  This Endorsement will terminate upon the earliest of:

         a. The date the Contract to which this Endorsement is attached terminates;

         b.       30 days after the Last Exercise Date;

         c.       Upon full withdrawal (surrender) of the Contract Value;

         d. The date the Owner elects to apply the value of the Contract to annuitize this Contract under the terms of the Contract to which this Endorsement is attached; or

         e. Upon exercise on the Election Date of the Guaranteed Minimum Income Benefit under this Endorsement.

9. EFFECTIVE DATE: The effective date of this Endorsement is the Issue Date set forth on the Contract Schedule.

Signed for American General Annuity Insurance Company by:



                             /s/ MARY L. CAVANAUGH


                                   SECRETARY


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NOTE:   The following items will need to be added to the Contract Schedule:


                                CONTRACT SCHEDULE


GMIB BENEFIT CHARGE: If the GMIB has been selected, a GMIB Charge is deducted each Valuation Period prior to the Annuity Date. This GMIB Charge is equal on an annual basis to [.30%] of the average daily net asset value of the Separate Account.

GMIB ANNUAL EFFECTIVE GROWTH RATE: [5.0%]

GMIB WAITING PERIOD:  [10 Years]

GMIB FIRST EXERCISE DATE: [         ]

GMIB LAST EXERCISE DATE: [         ]




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